Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the following registration statements of Brown Shoe Company, Inc., of our report dated February 24, 2004, with respect to the consolidated financial statements and financial statement schedule of Brown Shoe Company, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 2004:

Registration
Statement
Form Number	Number	Description
Form S-8	2-58347	Stock Purchase Plan of 1977, as amended
Form S-8	33-58751	Stock Option and Restricted Stock Plan of 1994, as amended
Form S-8	33-83717	Incentive and Stock Compensation Plan of 1999
Form S-8	33-65900	Brown Shoe Company, Inc. 401(k) Savings Plan
Form S-8	333-89014	Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002

/s/ Ernst & Young LLP

St. Louis, Missouri
April 9, 2004